Exhibit 23.1



                      INDEPENDENT AUDITORS' CONSENT


    We consent to the incorporation by reference in this Registration Statement of Baker Hughes Incorporated on Form S-8 of our report dated February 17, 1999 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in the method of accounting for impairment of long-lived assets to be disposed of to conform with Statement of Financial Accounting Standards No. 121, as discussed in Note 2), incorporated by reference in the Annual Report on Form 10-K of Baker Hughes Incorporated for the year ended December 31, 1998.



Deloitte & Touche LLP



Houston, Texas
June 24, 1999